                         EXPENSE REIMBURSEMENT AGREEMENT
                         -------------------------------

AGREEMENT made this 15th day of May, 2003, by and between NUVEEN PREFERRED AND CONVERTIBLE INCOME FUND 2, a Massachusetts business trust (the "Fund"), and NUVEEN INSTITUTIONAL ADVISORY CORP., a Delaware corporation (the "Adviser").

                               WITNESSETH
                               ----------

WHEREAS, the Fund and the Adviser have separately entered into an Investment Management Agreement of even date herewith (the "Management Agreement"); and

WHEREAS, the Adviser in turn has entered into Investment Sub-Advisory Agreements of even date herewith (the "Sub-Advisory Agreements") with Spectrum Asset Management, Inc. and Froley, Revy Investment Company, Inc. (each a "Sub-Adviser");

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and in connection with the establishment and commencement of operations of the Fund, it is hereby agreed by and between the parties hereto as follows:

1. For the period from the commencement of the Fund's operations through June 30, 2003 and for the 12 month periods ending June 30 in each indicated year during the term of the Management Agreement (including any continuation done in accordance with Section 15(c) of the Investment Company Act of 1940), the Adviser agrees to reimburse expenses (including the management fee and other expenses) in the amounts determined by applying the following annual rates to the average daily net assets of the Fund:

                      Percentage Reimbursed (as a                            Percentage Reimbursed (as
 Period Ending      percentage of average daily net    Period Ending          a percentage of average
    June 30                   assets)/(1)/                June 30              daily net assets)/(1)/

     2003/(2)/                  .32%
     2004                       .32%                       2009                        .24%
     2005                       .32%                       2010                        .16%
     2006                       .32%                       2011                        .08%
     2007                       .32%
     2008                       .32%

/(1)/ Including net assets attributable to the Fund's Preferred Shares and the principal amount of borrowings.

/(2)/ From the commencement of operations.

The Fund understands that the Adviser and each of the Sub-Advisers have determined to effectively allocate the expense reimbursement obligation hereunder between themselves pursuant to a schedule set forth in the Sub-Advisory Agreements.

2. To effect the expense reimbursement provided for in this Agreement, the Fund may offset the appropriate amount of the reimbursement contemplated hereunder against the management fee payable under the Management Agreement.

3. This Agreement, and the Adviser's obligation to so reimburse expenses hereunder, shall terminate on the earlier of (a) June 30, 2011 or (b) termination of the Management Agreement.

4. Except as provided in paragraph 3, above, this Agreement may be terminated only by the vote of (a) the Board of Trustees of the Fund, including the vote of the members of the Board who are not "interested persons" within the meaning of the Investment Company Act of 1940, and (b) a majority of the outstanding voting securities of the Fund.

5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

6. The Fund's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund by the Fund's officers as officers and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

7. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 6 hereof which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Illinois.

     IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed on the day and year above written.


                                       NUVEEN PREFERRED AND CONVERTIBLE
                                           INCOME FUND 2



                                            by:
                                               ---------------------------------
                                                  Vice President

Attest:
       -----------------------------
        Assistant Secretary

                                       NUVEEN INSTITUTIONAL ADVISORY CORP.



                                            by:
                                               ---------------------------------
                                                  Managing Director

Attest:
       -----------------------------
        Assistant Secretary



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